Exhibit 99.2

                June 3, 2011

Board of Directors
Table Trac, Inc
Minnetonka, MN

RE: Resignation

Dear Sirs:

I have made the decision to resign from the Board. There are a number of reasons that prompt me to do this, but in the end, I need to feel that I am doing justice to all of my business interests and obligations.
I believe that I have represented the shareholders well in my tenure as Chairman of your Board and Chair of your Audit Committee. I believe that I have effected some positive changes in policies, procedures, and perhaps most of all in the importance of your responsibility to communicate well with your shareholders. I have conveyed my criticisms to management, and things have not always gone smoothly, but in the end, we did seem to reach accord in what was needed to bring value to the stock and stockholders.
I wish the company great success, and will look at hearing from you as a shareholder who will one day celebrate a much higher market price.

If I can be of assistance along the way, you have my contact information.

Best Regards,
MIC